Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of November 12, 2015 (the “Effective Date”) by and between SIENTRA, INC., a Delaware corporation (“Company”), and HANI ZEINI (“Consultant”).

Company desires to benefit from Consultant’s expertise and experience by retaining Consultant as a consultant, and Consultant wishes to perform consulting services for Company, as provided for below.  Accordingly, Company and Consultant agree as follows:

1.                                      ENGAGEMENT OF SERVICES.  Consultant agrees to provide consulting services to Company as described in Exhibit A hereto (collectively, the “Services”) during the term of this Agreement.  Consultant agrees to exercise the highest degree of professionalism and to utilize his expertise and creative talents in performing the Services.  Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.

2.                                      CONSULTING PERIOD.  The consulting period shall be the period from November 12, 2015 until December 31, 2016 unless terminated earlier pursuant Sections 7.1 or 7.2 below (the “Consulting Period”).

3.                                      COMPENSATION.  As sole compensation for the performance of the Services, Company will pay to Consultant the amount(s) and on the schedule specified in Exhibit A hereto.  Consultant will be reimbursed for any reasonable expenses incurred in connection with the performance of Services under this Agreement provided Consultant submits verification of such expenses as Company may reasonably require.

4.                                      INDEPENDENT CONTRACTOR RELATIONSHIP.  Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.  Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company.  Consultant will not be entitled to any of the fringe benefits that Company makes available exclusively to its employees, such as group insurance, profit-sharing, or retirement benefits.  Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.  Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.  Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf.  Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Consultant, his/her agents, or employees under this Agreement, and agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest.

5.                                      TRADE SECRETS; INTELLECTUAL PROPERTY RIGHTS.

5.1                               Proprietary Information.  Consultant agrees during the term of this Agreement and thereafter that Consultant will take all steps necessary to hold Company’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Company’s express written consent on a case-by-case basis.  By way of illustration but not limitation, “Proprietary Information” includes (a) tangible and intangible information relating to compounds, biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, ideas, processes, know-how, inventions, developments, designs, techniques, formulas, works of authorship, methods, developmental or experimental work, clinical data, test data, improvements, discoveries and trade secrets (hereinafter collectively referred to as “Inventions”); and (b) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and (c) information regarding the skills and compensation of employees or other consultants of Company.  In addition, and notwithstanding any other provision of this Agreement to the contrary, Company “Work Product” (defined below) shall constitute Proprietary Information.  Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Proprietary Information if Consultant can demonstrate by clear and convincing evidence that: (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations; (3) it has been independently developed for Consultant by personnel or agents having no access to Company Proprietary Information; or (4) it was known to Consultant prior to its first receipt from Company, except in the case of Work Product, which shall not be subject to the exception in this clause (4).

5.2                               Third Party Information.  Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an executive officer of Company.

5.3                               No Conflict of Interest.  Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company.  Consultant warrants that to the best of his knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement.  Consultant further agrees not to disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.

5.4                               Disclosure of Work Product.  As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs,

trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.  Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any Services performed for Company.

5.5                               Assignment of Company Work Product.  Consultant irrevocably assigns to Company all right, title, and interest worldwide in and to Work Product and all applicable intellectual property rights related to Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights (the “Proprietary Rights”).  Consultant retains no rights to use Work Product and agrees not to challenge the validity of Company’s ownership in Work Product.

5.6                               Waiver of Assignment of Other Rights.  If Consultant has any rights to Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights.  Consultant agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights.  If Consultant has any right to Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

5.7                               Assistance.  Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company’s rights in Company Work Product, and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

5.8                               Enforcement of Proprietary Rights.  Consultant will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries.  To that end Consultant will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Consultant will execute, verify, and deliver assignments of such Proprietary Rights to Company or its designee.  Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company’s request on such assistance.

5.9                               Execution of Documents.  In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding Sections 5.7 and 5.8, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.  Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

6.                                      CONSULTANT REPRESENTATIONS AND WARRANTIES. Consultant hereby represents and warrants that (a) Work Product will be an original work of Consultant; (b) neither Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances, or encroachments; (c) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in Work Product to third parties; and (d) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

7.                                      TERMINATION.

7.1                               Termination by Company.  Company may terminate this Agreement at its convenience and without any breach by Consultant upon 30 days prior written notice to Consultant.  Company may also terminate this Agreement immediately in its sole discretion upon Consultant’s material breach of Section 5 and/or Section 7.3.  In the event Company terminates this Agreement other than as a result of Consultant’s material breach of Section 5 and/or Section 7.3, (i) Consultant shall be entitled to continued payment of the Consulting Fee through the remainder of the Consulting Period, payable on the same schedule as if his consultancy had not been terminated; and (ii)  Consultant’s then outstanding equity awards covering common stock of the Company shall continue to vest and, if applicable, become exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case, on the same schedule had Consultant continued to provide the Services through the end of the Consulting Period.

7.2                               Termination by Consultant.  Consultant may terminate this Agreement at any time upon 30 days prior written notice to Company.

7.3                               Non-Competition.  During the term of this Agreement, Consultant agrees not to directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that develops, manufactures or markets any products, or performs any services involving breast implants or that are otherwise materially competitive with or substantially similar to the products or services of the Company, or products or services that the Company has under significant development or that are or were the subject of active and significant planning at any time during your service relationship with the Company; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.

7.4                               Noninterference with Business.  During the term of this Agreement and for a period of one (1) year immediately following termination of this Agreement by either party, Consultant agrees not to solicit or induce any employee, consultant, agent, or independent contractor to terminate or breach an employment, contractual, or other relationship with Company.

7.5                               Return of Company Property.  Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information, or Proprietary Information of Company.  Consultant further agrees that any property situated on Company’s premises and owned by Company, including all forms of storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.6                               Survival.  The following provisions shall survive termination of this Agreement:  Section 5, Section 6, Section 7.3, Section 7.4, Section 7.5 and Section 8.

8.                                      GENERAL PROVISIONS.

8.1                               Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents.  Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.

8.2                               Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.3                               No Assignment.  This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect.

8.4                               Notices.  All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given.  If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.  The mailing address for notice to either party will be the address shown on the signature page of this Agreement.  Either party may change its mailing address by notice as provided by this section.

8.5                               [Intentionally omitted.]

8.6                               Injunctive Relief.  A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.7                               Export.  Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

8.8                               Waiver.  No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.  Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.9                               Entire Agreement.  This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  The terms of this Agreement will govern all Services undertaken by Consultant for Company.

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IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representative.

SIENTRA, INC.

By:	/s/ Matthew Pigeon

Matthew Pigeon
(Printed Name)

Title:	Chief Financial Officer

Address:	420 S. Fairview ave #200
Santa Barbara, CA 93117

CONSULTANT

/s/ Hani Zeini
Hani Zeini

Address: last address on file with the Company

[Signature Page to Consulting Agreement – Hani Zeini]

EXHIBIT A

Consultant will provide one or more of the following services, as reasonably requested by Company:

Services:

During the Consulting Period, you shall make yourself available to provide services for up to thirty (30) hours per month at the request of the Company. Your title during the Consulting Period will be Founder and Director, and you will report to the Company’s Chief Executive Officer.  You agree to use your best efforts to provide consulting services in the area of your experience and expertise, as such services may be assigned and requested in the reasonable discretion of the Company’s Chief Executive Officer.

Compensation:

During the Consulting Period, and provided that you remain in compliance with this Agreement and any other agreements with or policies of the Company, you will receive as consulting fees a monthly payment amount of $43,416.67 (the “Consulting Fees”).  The Consulting Fees for each month during the Consulting Period shall be paid on the Company’s regularly-scheduled payroll dates beginning with the first such payroll date following the Effective Date.